DATE: February 7, 2005

FROM:	FOR:
The Carideo Group, Inc. 1250 One Financial Plaza 120 South Sixth Street Minneapolis, Minnesota 55415	Commercial Vehicle Group, Inc. 6530 West Campus Oval New Albany, Ohio 43054

Tony Carideo (612) 317-2880	Chad Utrup (614) 289-5360

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP
ANNOUNCES ACQUISITION
OF MAYFLOWER VEHICLE SYSTEMS
NORTH AMERICAN OPERATIONS

NEW ALBANY, OHIO, February 7 — Commercial Vehicle Group, Inc. (“CVG” — Nasdaq: CVGI), today announced that it has acquired substantially all of the assets and liabilities related to Mayflower Vehicle Systems North American Commercial Vehicle Operations (“MVS”) for cash consideration of $107.5 million.

MVS is the only non-captive producer of complete truck cabs for the commercial vehicle sector with full service engineering and development capabilities. Products include cab frames and assemblies, sleeper boxes and other structural components. Major customers include International, Volvo/Mack and Freightliner. MVS has operations in Norwalk and Shadyside, Ohio and Kings Mountain, North Carolina and has a technical facility in the Detroit, Michigan area.

For the year ended December 31, 2004, MVS recorded revenues of approximately $207 million and earnings before interest, taxes, depreciation and amortization of approximately $25 million. CVG estimates that the future tax benefits related to the deductibility of goodwill and intangible asset amortization to have an estimated present value of $12 million.

Financing for the acquisition consisted of an increase and amendment to CVG’s existing credit facility. The company said it expects the acquisition to be accretive to earnings and provide positive economic value in the first year.

“The acquisition of MVS’ North American Commercial Vehicle Operations is consistent with our strategy to remain focused within the commercial vehicle cab and to maintain a number one or two position in the markets we serve,” said Mervin Dunn, CVG’s president and chief executive officer. “This transaction provides several strategic advantages to CVG. It provides CVG the opportunity to be the only

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“MVS’ strong management team will remain in place post-acquisition and will be integrated into CVG’s management team allowing us to continue to focus on our growth initiatives,” Dunn said.

Gordon Boyd, president and chief executive officer of MVS, said, “We are extremely delighted to have our commercial vehicle group become part of CVG. This transaction allows MVS’ North American commercial vehicle group the opportunity to expand its business model and commit to the long-term growth in the commercial vehicle industry. ”

CVG will hold a conference call at 9:00 a.m. EST on Tuesday, February 8, 2005 to discuss the acquisition. To participate in the call, investors should dial 412-858-4600 at the scheduled time and ask for the CVG conference call. The call will be available by replay through 1:00 a.m. EST on Wednesday, February 16, 2005 at 877-344-7529, passcode 365326.

About COMMERCIAL VEHICLE GROUP, INC.:

Commercial Vehicle Group is a leading supplier of interior systems, vision safety solutions and other cab-related products for the global commercial vehicle market, including the heavy-duty (Class 8) truck market, the construction market and other specialized transportation markets. The company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry and floor systems, mirrors, wiper systems, controls and switches specifically designed for applications in commercial vehicle cabs. CVG is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about CVG and its product is available on the internet at www.cvgrp.com.

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Cautionary Concerning Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are based on certain assumptions that the company has made in light of its experience in the industry as well as its perspective of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) the Company’s ability to develop or successfully introduce new products; (ii) risks associated with conducting business in foreign countries and currencies; (iii) general economic or business conditions affecting the markets in which CVG serves; (iv) increased competition in the heavy-duty truck market; and (v) the Company’s failure to complete or successfully integrate additional strategic acquisitions. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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